Exhibit 10.40

Executive Employment Agreement

This Executive Employment Agreement (the "Agreement"), dated April 28, 2010 (the "Effective Date"), is entered into by and between VistaGen Therapeutics, Inc., a California corporation (the "Company") and Shawn K. Singh, J.D. ("Executive").

i. position and responsibilities

A. Position. Executive is employed by the Company to render services to the Company in the position of Chief Executive Officer. Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Company. Executive shall abide by the rules, regulations, and practices as adopted or modified from time tc time in the Company's sole discretion. Executive shall report directly to the Company's Board o Directors (the "Board").

B. Other Activities. Except upon the prior written consent of a majority of the members of the Board, and except for Executive's service (a) as a consultant to and member of the Board of Directors of Echo Therapeutics, Inc. and (b) as a consultant and strategic advisor to Cato BioVentures and its privately-held portfolio companies, in all cases solely with respect to business matters unrelated to the Company and cumulatively not to exceed the equivalent of five (5) business days per month, Executive will not, during the term of this Agreement, (i) accept any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive's duties and responsibilities hereunder or create a conflict of interest with the Company.

C. No Conflict. Executive represents and warrants that Executive's execution of this Agreement, employment with the Company, and the performance of Executive's proposed duties under this Agreement shall not violate any obligations Executive may have to any other employer, person or entity, including any obligations with respect to proprietary or confidential information of any other person or entity.

ii. compensation and benefits

A.      Base Salary. In consideration of the services to be rendered under this Agreement, beginning January 1, 2010, the Company shall pay Executive a salary at the rate of Three Hundred Forty-Seven Thousand Five Hundred Dollars ($347,500) per year ("Base Salary"). The Base Salary shall be paid in accordance with the Company's regularly established payroll practice. The first pay check delivered to Executive following the closing of the Company's initial public offering of equity securities in either Canada or the United States, whichever shall occur first (the "IPO Closing") shall be grossed up to cover the amount by whicl Executive's pro-rated Base Salary since January 1, 2010 pursuant to this Agreement exceeds the salary actually received by the Executive since January 1, 2010. Executive's Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.

B. Amendment to Stock Options. Upon the Effective Date, each stock option award previously issued to Executive and listed on Exhibit A-1 attached hereto (each, an "Option Award") shall be amended in substantially the form of the Amendment to Notice of Stock Option Award and Stock Option Award Agreement attached hereto as Exhibit A-2 ("Option Amendment").

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C. Forgiveness of Note; Gross-Up Bonus. Upon the IPO Closing, all principal and accrued interest owed by Executive pursuant to that certain Full Recourse Promissory Note, dated December 21, 2006, a copy of which is attached hereto as Exhibit B (the "Note"), shall be forgiven and cancelled by the Company. In addition, Executive shall receive a gross-up cash bonus in an amount equal to Executive's entire federal and state income tax liability incurred as a result of the Company's forgiveness and cancellation of the Note (the "Gross-Up Bonus") and payment of the Gross-Up Bonus. The Gross-Up Bonus shall be paid at such time as the aggregate tax liability is determined by mutual agreement between the Company and Executive, but no later than 12 months from the IPO Closing. The Gross-Up Bonus shall not be regarded as an Incentive Bonus (as defined in Section II.D of this Agreement).

D. Bonus. Executive shall be eligible to receive an annual incentive bonus of up to fifty percent (50%) of his Base Salary (the "Incentive Bonus"). The amount of the Incentive Bonus paid shall be determined by the Board of Directors in their sole discretion.

E. Benefits. Executive shall be eligible to participate in the benefits made generally available by the Company to similarly-situated executives, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company's sole discretion.

F. Expenses. The Company shall reimburse Executive for reasonable business expenses incurred in the performance of Executive's duties hereunder in accordance with the Company's expense reimbursement guidelines.

III.    AT-WILL EMPLOYMENT; TERMINATION BY COMPANY

A. At-Will Termination by Company. Executive's employment with the Company shall be "at-will" at all times. The Company may terminate Executive's employment with the
Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Upon and after such termination, all obligations of the Company under this Agreement shall cease, except as otherwise provided herein.

B. Severance. Except in situations where the employment of Executive is terminated For Cause, By Death or By Disability (as defined in Section IV below), in the event that the Company terminates Executive's employment at any time, Executive will be eligible to receive (i) an amount equal to twelve (12) months of Executive's then-current Base Salary, payable in the form of salary continuation, (ii) a pro rata portion of the Incentive Bonus that the Board determines in good faith that Executive has earned prior to such termination (collectively, payments under (i) and (ii) are referred to as "Severance"), and (iii) COBRA payments forcontinuation of medical and health benefits for such twelve (12) month period. Executive's eligibility for the foregoing Severance and benefits payments is conditioned on Executive having first signed a release agreement in the form attached as Exhibit C. Executive shall not be entitled to any of the foregoing Severance or benefits payments if Executive's employment is terminated For Cause, By Death or By Disability (as defined in Section IV below) or if Executive's employment is terminated by Executive (except as provided in Section V.B. below).

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iv.   other terminations by company

A. Termination for Cause. For purposes of this Agreement, "For Cause" shall mean: (i) Executive commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Executive commits a material breach of this Agreement, which breach is not cured within twenty business days after written notice to Executive from the Company; (iv) Executive willfully refuses to implement or follow a lawful policy or directive of the Company, which breach is not cured within twenty business days after written notice to Executive from the Company; (v) Executive fails to perform his job responsibilities following written notice from the Company and a reasonable opportunity to cure, or (vi) a termination as part of a legitimate reduction in force driven by economic or financial conditions of the Company. The Company may terminate Executive's employment For Cause at any time, without any advance notice. The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination, subject to any other rights or remedies of the Company under law; and thereafter all obligations of the Company under this Agreement shall cease.

B. By Death. For purposes of compensation and other benefits Executive's employment shall be treated as terminating automatically upon sixty (60) days following Executive's death. The Company shall pay to Executive's beneficiaries or estate, as appropriate, any compensation then due and owing at the end of such sixty (60) day period, including a pro rata portion of the Incentive Bonus that the Board of Directors determines in good faith has been earned prior to Executive's death. Thereafter all obligations of the Company under this Agreement shall cease, except as otherwise provided in this Agreement. Nothing in this Section shall affect any entitlement of Executive's heirs or devisees to the benefits of any life insurance plan or other applicable benefits.

C. By Disability. If Executive becomes eligible for the Company's long term disability benefits or if, in the sole opinion of the Board, Executive is unable to carry out the responsibilities and functions of the position held by Executive by reason of any physical or mental impairment for more than one hundred and twenty (120) consecutive days or more than one hundred and eighty (180) days in any twelve-month period, then, to the extent permitted by law, the Company may terminate Executive's employment. The Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination,including a pro rata portion of the Incentive Bonus that the Board of Directors determines in good faith has been earned prior to Executive's disability. Thereafter allobligations of the Company under this Agreement shall cease. Nothing in this Section shall affect Executive's rights under any disability plan in which Executive is a participant.

V.      TERMINATION BY EXECUTIVE

A. At-Will Termination by Executive. Executive may terminate employment with the Company at any time for any reason or no reason at all, upon thirty (30) days written notice to the Board. During such notice period, Executive, at the Board's discretion, shall continue to diligently perform all of Executive's duties hereunder. The Company shall have the option, in its sole discretion, to make Executive's termination effective at any time prior to the end of such notice period. Thereafter all obligations of the Company shall cease.

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B. Termination for Good Reason After Change of Control. Executive's termination shall be for "Good Reason" if Executive provides written notice to the Board of the Good Reason within six (6) months of the event constituting Good Reason and provides the Company with a period of twenty (20) business days to cure the Good Reason and the Company fails to cure the Good Reason within that period. For purposes of this Agreement, "Good Reason" shall mean any of the following events if (i) such event is effected by the Company without the consent of Executive and (ii) such event occurs after a Change of Control (as hereinafter defined): (A) a material reduction in Executive's responsibility, or (B) a material reduction of Executive's Base Salary following the IPO Closing, except for reductions that are comparable to reductions generally applicable to similarly situated executives of the Company. In such event Executive may terminate his employment for Good Reason, in which case Executive will be eligible to receive an amount equal to twelve (12) months of Executive's then-current Base Salary payable in the form of salary continuation. Executive's eligibility for severance is conditioned on Executive having first signed a release agreement in the form attached as Exhibit C. Thereafter all obligations of the Company or its successor under this Agreement shall cease.

C. "Change of Control." For purposes of this Agreement, "Change of Control" shall mean the occurrence of any one of the following: (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, a subsidiary, an affiliate, or a Company employee benefit plan, including any trustee of such plan acting as trustee) becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; (ii) a sale of substantially all of the Company's assets; or (iii) any merger or reorganization of the Company whether or not another entity is the survivor, pursuant to which the holders of all the shares of capital stock of the Company outstanding prior to the transaction hold, as a group, fewer than fifty percent (50%) of the shares of capital stock of the Company outstanding after the transaction.

VI.    TERMINATION OBLIGATIONS

A.      Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to

Executive's employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive's employment.

B.      Resignation and Cooperation. Upon termination of Executive's employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company and its affiliates. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive's employment by the Company.

vii.  inventions and proprietary information; prohibition on third party information

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A. Proprietary Information Agreement. Executive agrees to sign and be bound by the terms of the Company's Proprietary Information and Inventions Agreement, a copy of which is attached as Exhibit D ("Proprietary Information Agreement").

B. Non-Solicitation. Executive acknowledges that because of Executive's position in the Company, Executive will have access to material intellectual property and confidential information. During the term of Executive's employment and for one year thereafter, in addition to Executive's other obligations hereunder or under the Proprietary Information Agreement, Executive shall not, for Executive or any third party, directly or indirectly (i) solicit, induce, recruit or encourage any person employed by the Company to terminate his or her employment, or (ii) divert or attempt to divert from the Company any business with any customer, client, member, business partner or supplier about which Executive obtained confidential information during his employment with the Company, by using the Company's trade secrets or by otherwise engaging in conduct that amounts to unfair competition.

C. Non-Disclosure of Third Party Information. Executive represents and warrants and covenants that Executive shall not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others at any time, including but not limited to any proprietary information or trade secrets of any former employer, if any; and Executive acknowledges and agrees that any violation of this provision shall be grounds for Executive's immediate termination and could subject Executive to substantial civil liabilities and criminal penalties. Executive further specifically and expressly acknowledges that no officer or other employee or representative of the Company has requested or instructed Executive to disclose or use any such third party proprietary information or trade secrets.

viii. arbitration

Executive agrees to sign and be bound by the terms of the Company's Arbitration Agreement, which is attached as Exhibit E.

IX.    AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or and by a duly authorized representative of the C exercise any right under this Agreement shall n of any breach of this Agreement shall not operai rights or remedies specified for a party herein s rights and remedies of the party hereunder or un except by a writing signed by Executive ny other than Executive. Failure to titute a waiver of such right. Any waiver waiver of any subsequent breaches. All

X.      ASSIGNMENT; BINDING EFFECT

A. Assignment. The performance of Executive is personal hereunder, and Executi agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

B. Binding Effect. Subject to the foregoing restriction on assignment by Executiv this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliat officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

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XI. NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by an permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail. Executive shall be obligated to notify the Company in writing of any change in Executive's address. Notice of change of address shall be effective only when done accordance with this paragraph.

Company's Notice Address:

VistaGen Therapeutics, Inc. 384 Oyster Point Blvd., Suite 8 South San Francisco, CA 94080

Executive's Notice Address:

Shawn K. Singh, J.D. 1737 Elizabeth Street San Carlos, CA 94070

XII. SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

XIII. TAXES

All amounts paid under this Agreement shall be paid less all applicable state and federal tax withholdings (if any) and any other withholdings required by any applicable jurisdiction or authorized by Executive. Notwithstanding any other provision of this Agreement whatsoever, the Company, in its sole discretion, shall have the right to provide for the application and effect of Section 409A of the Code (relating to deferred compensation arrangements) and any related administrative guidance issued by the Internal Revenue Service. The Company shall have the authority to delay the payment of any amounts under this Agreement to the extent it deems necessary or appropriate to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain "key employees" of publicly-traded companies); in such event, the payment(s) at issue may not be made before the date which is six (6) months after the date of Executive's separation from service, or, if earlier, the date of death.

XIV. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California.

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XV. INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are fo reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

XVI. OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Executive agrees that any and all of Executive's obligations under this agreement, including but not limited to Exhibits D and E, shall survive the termination of employment and the termination of this Agreement.

xvii. counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

xviii. authority

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance wi

xix. entire agreement
To the extent that the practices, apply to Executive and are of this Agreement shall control.

This Agreement is intended to be the final, complete, terms of Executive's employment by the Company and may any prior or contemporaneous statements or agreements, exc referenced herein (including the Executive Proprietary Infor attached as Exhibit D and each Option Award, as amended). policies or procedures of the Company, now or in the future, inconsistent with the terms of this Agreement, the provisions Any subsequent change in Executive's duties, position, or co validity or scope of this Agreement.

xx. executive acknowledgement

executive acknowledges executive h consult legal counsel concerning this agreement, that execut has read and understands the agreement, that executive is ful] aware of its legal effect, and that executive has entered into i freely based on executive's own judgment and not on any representations or promises other than those contained in this agreement.

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In Witness Whereof, the parties have duly executed this Agreement as of the date first written above.

VISTAGEN THERAPEUTICS, INC.	SHAWN K. SINGH, J.D.
Jon S. Saxe, Chairman of the Board of Directors	Signature
Date	Date

in witness whereof, the parties have duty executed this Agreement as ot the date tirst written above.

VISTAGEN THERAPEUTICS, INC.	SHAWN K. SINGH, J.D.
J/ffTSv Saxe, Chairman of the Board of ©hectors \	Signature
Date'	Date

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EXHIBIT A-1
LIST OF OPTION AWARDS
Awards granted to The 1997 Singh Fa

Date of Grant	Option Number	Number of Shares Granted
12/21/06	101	20,000
5/17/07	110	40,000

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EXHIBIT A-2
FORM OF NOTICE OF AMENDMENT TO STOCK OPTION AWARD AGREEMENT

VISTAGEN THERAPEUTICS, INC.

Notice Regarding Amendment to Stock Options

Shawn K. Singh, J.D. 1737 Elizabeth Street San Carlos, CA 94070

Dear Grantee:

VistaGen Therapeutics, Inc. (the "Company") is pleased to notify you that your options to acquire shares of the Company's common stock (the "Options") granted under the Company's 2008 Stock Incentive Plan and 1999 Stock Incentive Plan (collectively, the "Plans") and listed below have been amended as set forth in this notice.
As of April 28, 2010, the Vesting Schedule of each Option in the Notice of Stock Option Award is amended to add the following immediately after the basic Vesting Schedule:

"Notwithstanding the foregoing Vesting Schedule, in the event of termination of the Grantee's Continuous Service for any reason other than for Cause (as defined below), fifty percent (50%) of the Grantee's then-unvested Option shall immediately vest and become exercisable upon the date of termination. In the event of termination of the Grantee's Continuous
Service for any reason other than for Cause within twelve (12) months following a Corporate Transaction (as defined below), one hundred percent (100%) of the Grantee's then unvested Option shall immediately become vested and exercisable immediately prior to the specified effective date of a Corporate Transaction.

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EXHIBIT A-2

Cause. For purposes of this Notice, "Cause" shall mean: (i) the Grantee commits a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) the Grantee willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) the Grantee commits a material breach of that certain Executive Employment Agreement dated April 28, 2010, which breach is not cured within twenty business days after written notice to the Grantee from the Company; (iv) the Grantee willfully refuses to implement or follow a lawful policy or directive of the Company, which breach is not cured within twenty business days after written notice to the Grantee from the Company; (v) the Grantee fails to perform his job responsibilities following written notice from the Company and a reasonable opportunity to cure, or (vi) a termination as part of a legitimate reduction in force driven by economic or financial conditions of the Company.

Corporate Transaction. For purposes of this Notice, "Corporate Transaction" shall mean the occurrence of any one of the following: (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, a subsidiary, an affiliate, or a Company employee benefit plan, including any trustee of such plan acting as trustee) becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; (ii) a sale of substantially all of the Company's assets; or (iii) any merger or reorganization of the Company whether or not another entity is the survivor, pursuant to which the holders of all the shares of capital stock of the Company outstanding prior to the transaction hold, as a group, fewer than fifty percent (50%) of the shares of capital stock of the Company outstanding after the transaction.

For purposes of your Stock Option Award Agreements, the definitions of "Cause" and "Corporate Transaction" as provided above shall apply. In addition, Section 5 of each Stock Option Award Agreement you entered into under the 2008 Stock Incentive Plan is amended and restated in its entirety to provide as follows:

"5.      Restrictions on Exercise. The Option may not be exercised if the issuance of the Shares subject to the Option upon such exercise would constitute a violation of any Applicable Laws. In addition, the Option may not be exercised until such time as the Plan has been approved by the shareholders of the Company. Furthermore, the Grantee agrees not to exercise that portion of the Option at any time that, when taken together with all other then outstanding options to purchase Shares, would cause the total percentage of options outstanding and reserved for issuance by the Company to exceed the percentage allowed by Applicable Law. If the exercise of the Option within the applicable time periods set forth in Section 6, 7 and 8 of this Option Agreement is prevented by the provisions of this Section 5, the Option shall remain exercisable until one (1) month after the date the Grantee is notified by the Company that the Option is exercisable, but in any event no later than the Expiration Date set forth in the Notice."

Similarly, Section (e) of each Stock Option Award Agreement you entered into under the 1999 Stock Incentive Plan is amended and restated in its entirety to provide as follows:

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EXHIBIT A-2

"(e)     Restrictions on Exercise. The Option may not be exercised if the issuance of the Shares subject to the Option upon such exercise would constitute a violation of any Applicable Laws. In addition, the Option may not be exercised until such time as the Plan has been approved by the shareholders of the Company. Furthermore, the Grantee agrees not to exercise that portion of the Option at any time that, when taken together with all other then outstanding options to purchase Shares, would cause the total percentage of options outstanding and reserved for issuance by the Company to exceed the percentage allowed by Applicable Law. If the exercise of the Option within the applicable time periods set forth in Section (f), (g) and (h) of this Option Agreement is prevented by the provisions of this Section (e), the Option shall remain exercisable until one (1) month after the date the Grantee is notified by the Company that the Option is exercisable, but in any event no later than the Expiration Date set forth in the Notice."

Except as amended herein, all of the terms of the Options and the Plan shall continue in full force and effect. The amendment to your Options will occur automatically and no action is required on your part. You will not receive any additional documentation in connection with this amendment and therefore we recommend that you retain this Notice for your records and append to your Option Agreements.

 Questions relating to this Notice should be directed to: .Ion S. Saxe
Chairman of the Board of Directors 384 Oyster Point Blvd., Suite 8 San Francisco, CA 94080
AGREED AND ACKNOWLEDGED:

Shawn K. Singh, J.D.

Questions relating to this Notice should be directed to: Jon S. Saxe
Chairman of the Board of Directors 384 Oyster Point Blvd., Suite 8 San Francisco, CA 94080

VISTAGEN THERAPEUTICS, fNC.

Jon S. Saxe

Chairman of the Board of Directors

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EXHIBIT B FULL RECOURSE PROMISSORY N

RELEASE AGREEMENT

General Release

Shawn K. Singh ("You") and VistaGen Therapeutics, Inc. (the "Company") have agreed to enter into this General Release ("Release") on the following terms:

In exchange for the severance benefits set forth in your Executive Employment Agreement dated April 28, 2010 (the "Agreement"), you and your representatives completely release the Company, its affiliated, related, parent or subsidiary corporations, and its and their present and former directors, officers, and employees (the "Released Parties") from all claims of any kind, known and unknown,1 which you may now have or have ever had against any of them, or arising out of your relationship with any of them, including all claims arising from your employment or the termination of your employment, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction ("Released Claims"). By way of example and not in limitation, the Released Claims shall include any claims arising unde Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act, and the California Fair Employment and Housing Act, or any other comparable state or local law, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional misrepresentation, and defamation and any claims for attorneys' fees. The parties intend for this release to be enforced to the fullest extent permitted by law. You understand that you are not waiving any right or claim that cannot be waived as a matter of law, such as workers' compensation or unemployment insurance benefits. Notwithstanding anything else in this Release to the contrary, the Released Claims will not include any claims you may have now or in the future to be indemnified by the Company as a director, officer, employee or other agent of the Company under the Company's articles of incorporation or bylaws, under the State of California's Corporations Code or Labor Code, or as may be provided in any indemnification agreement entered into between you and the Company or in any insurance policy obtained by the Company.

You agree not to file or initiate any lawsuit concerning the Released Claims. You understand that this paragraph does not prevent you from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that you hereby waive any right to receive any monetary award resulting from such a charge or investigation.

You acknowledge that the release of claims under the Age Discrimination in Employment Act ("ADEA") is subject to special waiver protection. Therefore, you acknowledge the following: (a) you have had 21 days to consider this General Release (but may sign it at any time beforehand if you so desire); (b) you can consult an attorney in doing so; (c) you can revoke this General Release within seven (7) days of signing it by sending a certified letter to that effect to VistaGen Therapeutics, Inc., 384 Oyster Point Blvd., Suite #8, South San

Francisco, CA 94080; and that (d) this General Release shall not become effective or enforceable and no severance benefits shall be provided until the 7-day revocation period has expired.

1 You further agree that because this Release Certifi your rights under Section 1542 of the California Civi jurisdiction that limits a general release to claims th of the California Civil Code states as follows: "A ger not know or suspect to exist in his favor at the time materially affected his settlement with the debtor."

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The parties agree that this General Release and the Agreement contain all of their agreements and understandings with respect to their subject matter, and may not be contradictet by evidence of any prior or contemporaneous agreement, except to the extent that the provision of any such agreement have been expressly referred to in this General Release or the Agreemen as having continued effect. It is agreed that this General Release shall be governed by the laws of the State of California. If any provision of this General Release or its application to any person, place, or circumstance is held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this General Release and such provision as applied to other person, places, and circumstances will remain in full force and effect.

Please note that this General Release may not be signed before the last day of your employment with the Company, and that your eligibility for severance benefits is conditioned upon meeting the terms set forth in the Agreement.

Shawn K. Singh

Date:

THE COMPANY

By:
Name:

Its:

Date:

PROPRIETARY INFORMATION AND I

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VistaGen Therapeutics, Inc.

employee confidential informa inventions agreement

In partial consideration and as a condition of my employment or continued employment with VistaGen Therapeutics, Inc., a California corporation (which together with any parent, subsidiary, affiliate, or successor is hereinafter referred to as the " Company), and effective as of the date that my employment with the Company first commenced, I hereby agree as follows:

1. At-Will Employment.

My employment relationship with the Company is one of employment at-will and my continued employment is not obligatory by either the Company or myself, and it may be terminated by the Company at any time with or without cause and with or without notice.

2. Noncompetition.

During my employment with the Company, I will perform for the Company such duties as it may designate from time to time and will devote my full time and best efforts to the business of the Company and will not, without the prior written approval of (i) an officer of the Company if I am not an executive officer of the Company or (ii) the Board of Directors of the Company if I am an executive officer of the Company, (a) engage in any other professional employment or consulting, or (b) directly or indirectly participate in or assist any business which is a current or potential supplier, customer, or competitor of the Company.

3. Nonsolicitation.

During the term of my employment by the Company, and for twelve months thereafter, I shall not directly or indirectly, without the prior written consent of the Company, solicit, recruit, encourage or induce any employees, officers, directors, consultants, contractors or subcontractors who were employed by or affiliated with the Company at the time of my termination to leave the employ of the Company or terminate a relationship with the Company, either on my own behalf or on behalf of any other person or entity.

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4. Confidentiality Obligation.

I will hold all Company Confidential Information in strict confidence and will not disclose, use, reproduce, copy, publish, summarize, or remove from the premises of the Company any Confidential Information, except to the extent necessary to carry out my assigned responsibilities as a Company employee or as specifically authorized in writing by an officer of the Company. "ConfidentialInformation is all information and materials, in whatever form, tangible or intangible, whether disclosed to or learned or developed by me before or after the execution of this Agreement, whether or not marked or identified as confidential or proprietary, related to any aspect of the business of the Company which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company, whether of a technical nature or otherwise. Confidential Information includes but is not limited to inventions, ideas, designs, computer programs, circuits, schematics, formulae, algorithms, trade secrets, works of authorship, mask works, developmental or experimental work, processes, techniques, improvements, know-how, data, financial information and forecasts, product plans, marketing plans and strategies, and customer lists, and any other information or materials relating to the past, present, planned or foreseeable business, products, developments, technology or activities of the Company.

5. Information of Others.

I will safeguard and keep confidential the proprietary information of customers, vendors, consultants, and other parties with which the Company does business to the same extent as if it were Company Confidential Information. I will not, during my employment with the Company or otherwise, use or disclose to the Company any confidential, trade secret, or other proprietary information or material of any previous employer or other person, and I will not bring onto the Company's premises any unpublished document or any other property belonging to any former employer without the written consent of that former employer.

6. Company Property.

All papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, and other materials, including copies and in whatever form, relating to the business of the Company that I possess or create as a result of my Company employment, whether or not confidential, are the sole and exclusive property of the Company and shall be considered Confidential Information of the Company.

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7. Ownership of Inventions.

All inventions, ideas, designs, circuits, schematics, formulas, algorithms, trade secrets, works of authorship, mask works, developments, processes, techniques, improvements, and related know-how which are made, developed, conceived or discovered by me, alone or with others, on behalf of the Company or from access to or any use of the Company Confidential Information or property whether or not patentable, copyrightable, or qualified for mask work protection (collectively "Inventions') shall be the sole property of the Company, and, to the extent permitted by law, shall be "works made for hire." I hereby assign and agree to assign to the Company or its designee, without further consideration, my entire right, title, and interest in and to all Inventions, other than those described in Paragraph 7 of this Agreement, including all rights to obtain, register, perfect, and enforce patents, copyrights, mask work rights, and other intellectual property protection for Inventions. I will disclose promptly and in writing to the individual designated by the Company or to my immediate supervisor all Inventions which I have made or reduced to practice. During my employment and for four years after, I will cooperate with and assist the Company (at its expense) to obtain and enforce patents, copyrights, mask work rights, and other forms of intellectual property protection on Inventions. Should the Company be unable to secure my signature on any such document, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Company and each of its duly authorized representatives as my agent and attorney-in-fact, solely for the purpose of obtaining and enforcing such intellectual property protection, with full power of substitution and delegation, to undertake such acts in my name as if executed and delivered by me (which appointment is coupled with an interest), and I waive and quitclaim to the Company any and all claims of any nature whatsoever that I may have or may later have for infringement of any intellectual property rights in or to the Inventions.

8.      Excluded Inventions.

Attached is a list of all inventions, improvements, and original works of authorship which I desire to exclude from this Agreement, each of which has been made or reduced to practice by me prior to my employment by the Company (Excluded Inventions').

I understand that this Agreement requires disclosure, but not assignment, o any invention that qualifies under Section 2870 of the California Labor Code. I understand that nothing in this Agreement is intended to expand the scope of protection provided me by Section 2870 through 2872 of the California Labor Code. Section 2870 of the California Labor Code reads as follows:

"Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

a) relate at the time of conception or reduction to practice of the invention to the employer's business or actual or demonstrably anticipated research or development of the employer, or

b) result from any work performed by the employee for the employer."

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9. License

If, under applicable law, I retain any right, title or interest (including any intellectual property right) with respect to any Invention, I hereby grant and agree to grant to the Company, without any limitations or additional remuneration, a worldwide, exclusive, royalty-free, irrevocable, perpetual, transferable and sublicenseable (through multiple tiers) license to make, have made, use, import, sell, offer to sell, practice any method or process in connection with, copy, distribute, prepare derivative works of, display, perform and otherwise exploit such Invention and I agree not to make any claim against the Company or its affiliates, suppliers or customers with respect to such Invention. For the sake of clarity, Excluded Inventions are not subject to this Section 9.

10. Records; Disclosure

I agree to keep and maintain adequate and current written records regarding all Inventions made, conceived, discovered or developed by me (either alone or jointly with others) during my period of employment or after the termination of my employment if based on or using Confidential Information or otherwise in connection with my activities as an employee of the Company. I agree to make available such records and disclose promptly and fully in writing to the Company all such Inventions, regardless of whether I believe the Invention is subject to this Agreement or qualifies fully under the provisions of Section 2870(a) of the California Labor Code, and the Company will examine such disclosure in confidence to make such determination. Any such records related to Inventions shall be the sole property of the Company.

11. Patent Applications

If the Company files an original United States patent application covering any invention of which I am a named inventor, I will receive an inventor's fee of $100.

12. Prior Contracts.

I represent that there are no other contracts to assign inventions that are now in existence between any other person or entity and me. I further represent that I have no other employments, consultancies, or undertakings, which would restrict and impair my performance of this Agreement.

13.    Agreements with the United States Gov
I acknowledge that the Company from tiwith other persons or with the United St; impose obligations or restrictions on the course of work under such agreements o I agree to be bound by all such obligatio to discharge the obligations of the Compthereof whichtake all action necessary

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14.Termination and Return of Materials

I agree to promptly return all property o limitation, (a) all books, manuals, records, models, dnlists, and other documents or materials and all copies thereof, (b) all equipment furnished to or prepared by me in the course of or incident to my employment, and (c) all written o tangible materials containing Confidential Information in my possession upon termination of my employment for any reason or at any other time at the Company's request. Following my termination, I will not retain any written or other tangible material containing any Confidential Information or information pertaining to any Invention. I understand that my obligations contained in this Agreement will survive the termination of my employment and I will continue to make all disclosures required of me hereunder. In the event of the termination of my employment, I will sign and deliver to the Company the "Termination Certification" attached hereto as Exhibit A. I agree that after the termination of my employment, I will not enter into any agreement that conflicts with my obligations under this Agreement. The termination of any employment or other agreement between the Company and me shall not terminate this Agreement and each and all of the terms and conditions hereof shall survive and remain in full force and effect.

15. Miscellaneous.

15.1 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California excluding those laws that direct the application of the laws of another jurisdiction.

15.2 Enforcement. If any provision of this Agreement shall be determined to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement, shall be deemed valid, and enforceable to the full extent possible.

15.3 Injunctive Relief; Consent to Jurisdiction. I acknowledge and agree that damages will not be an adequate remedy in the event of a breach of any of my obligations under this Agreement. I therefore agree that the Company shall be entitled(without limitation of any other rights or and without the necessity of posting a bo competent jurisdiction prohibiting the co Agreement. I hereby submit myself to th State of California for purposes of any su in any such action or proceeding may be to my address as last appearing on the re ce of any breach of thisclass mail, certified or registered,

15.4 Jurisdiction. Except for actions for injunctive or other equitable relief, which may be brought in any court of competent jurisdiction, any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in a federal court in the Northern District of California or in state court in the County of San Mateo, California, and each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding.

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15.5 Attorneys' Fees. If any party seeks to enforce its rights under this Agreement by legal proceedings or otherwise, the non-prevailing party shall pay all costs and expenses of the prevailing party.

15.6 Waiver. The waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof.

15.7 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the successors, executors, administrators, heirs, representatives, and assigns of the parties.

15.8 Headings. The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

15.9 Entire Agreement; Modifications. This Employee Confidential Information and Inventions Agreement contains the entire agreement between the Company and the undersigned employee concerning the subject matter hereof and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings, and agreements, whether oral or written, respecting that subject matter. All modifications to this Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

[REMAINDER OF PAGE INTENTION

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IN WITNESS WHEREOF, I have executed this document as

Employee's Signature
Type/Print Employee's Name

Date:

RECEIPT ACKNOWLEDGED: VistaGen Therapeutics, Inc.

By:

Title:

IN WITNESS WHEREOF, I have executed this document as

Date:

Employee's Signature

Type/Print Employee's Name

RECEIPT ACKNOWLEDGED:

VistaGen Therapeutics, Inc.

By: Titled

Signature Page to Confidential Information and Inventions Agreement

California Labor Code

§ 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)  Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)  Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

(2) Result from any work performed by the employee for the employer.

(b)  To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

§ 2871. No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee's inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

§ 2872. If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.

EXHIBIT A VistaGen Therapeutics, Inc. TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, designs, computer programs, and other materials, including reproductions of any of the aforementioned items (together, the "Materials), belonging to VistaGen Therapeutics, Inc., its subsidiaries, affiliates, successors, or assigns (togethe the " Company), unless specifically authorized in writing by an officer of the Company to retain certain Materials.

I further certify that I have complied with all the terms of the Company's Employee Confidential Information and Inventions Agreement signed by me, including the reporting of any Inventions (as defined therein) conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Employee Confidential Information and Inventions Agreement, I will hold in confidence and will not disclose, use, copy, publish, or summarize any Confidential Information (as defined in the Employee Confidential Information and Inventions Agreement) of the Company or of any of its customers, vendors, consultants, and other parties with which it does business.

Date:

Employee's Signature

Type/Print Employee's Name

EXHIBIT E ARBITRATION AGREEMENT

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ARBITRATION AGREEMENT

VistaGen Therapeutics, Inc. (the "Company") and Shawn K. Singh ("Employee") hereby agree that, to the fullest extent permitted by law, any and all claims or controversies between them (or between Employee and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) relating in any manner to the employment or the termination of employment of Employee shall be resolved by final and binding arbitration. Except as specifically provided herein, any arbitration proceeding shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("the AAA Rules").localng Act. However, claims forClaims subject to arbitration shall incluc relating to compensation and stock optic law, statute, or regulation, including but Civil Rights Act of 1964, the Age Discri Disabilities Act, and the California Fair unemployment benefits, workers' compt Relations Act shall not be subject to arbi

A neutral and impartial arbitrator shall be chosen by mutual agreement of the parties; however, if the parties are unable to agree upon an arbitrator within a reasonable period of time, then a neutral and impartial arbitrator shall be appointed in accordance with the arbitrator nomination and selection procedure set forth in the AAA Rules. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review of the decision. The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies that would apply if the claims were brought in a court of law. The arbitrator shall have the authority to rule on a motion to dismiss and/or summary judgment by either party, and the arbitrator shall apply the standards governing such motions under the California Code of Civil Procedure.

Either the Company or Employee may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or claim in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of the agreement to arbitrate. Nothing in this Agreement, however, precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim. Moreover, nothing in this Agreement prohibits either party from seeking provisional relief pursuant to Section 1281.8 of the California Code of Civil Procedure.

All arbitration hearings under this Agreement shall be conducted in San Mateo County, California, unless otherwise agreed by the parties. The arbitration provisions of this Arbitration Agreement shall be governed by the California Arbitration Act. In all respects, this Arbitration Agreement shall be construed in accordance with the laws of the State of California, without reference to conflicts of law principles.

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Each party shall pay its own costs and attorney's fees, unless a party prevails on a statutory claim, and the statute provides that the prevailing party is entitled to payment of its attorneys' fees. In that case, the arbitrator may award reasonable attorneys' fees and costs to the prevailing party as provided by law. The Company agrees to pay the costs and fees of the arbitrator.

This Agreement does not alter Employee's at-will employment status. Accordingly, Employee understands that the Company may terminate Employee's employment, as well as discipline or demote Employee, at any time, with or without prior notice, and with or without cause. The parties also understand that Employee is free to leave the Company at any time and for any reason, with or without cause and with or without advance notice.

If any provision of this Agreement shall be held by a court or the arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. The parties' obligations under this Agreement shall survive the termination of Employee's employment with the Company and the expiration of this Agreement.

The Company and Employee understand and agree that this Arbitration Agreement contains a full and complete statement of any agreements and understandings regarding resolution of disputes between the parties, and the parties agree that this Arbitration Agreement supersedes all previous agreements, whether written or oral, express or implied, relating to the subjects covered in this agreement. The parties also agree that the terms of this Arbitration Agreement cannot be revoked or modified except in a written document signed by both Employee and an officer of the Company.

THE PARTIES ALSO UNDERSTAND AND AGREE THAT THIS AGREEMENT CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS AGREEMENT. THE PARTIES AGREE THAT NONE OF THOSE CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A JURY TRIAL.

THE PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH THEIR LEGAL COUNSEL AND HAVE AVAILED THEMSELVES OF THAT OPPORTUNITY TO THE EXTENT THEY WISH TO DO SO.

EMPLOYEE

Shawn K. Singh, J.D.

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Each party shall pay its own costs and attorney's fees, unless a party prevails on a statutory claim, and the statute provides that the prevailing party is entitled to payment of its attorneys' fees. In that case, the arbitrator may award reasonable attorneys' fees and costs to the prevailing party as provided by law. The Company agrees to pay the costs and fees of the arbitrator.

This Agreement does not alter Employee's at-will employment status. Accordingly, Employee understands that the Company may terminate Employee's employment, as well as discipline or demote Employee, at any time, with or without prior notice, and with or without cause. The parties also understand that Employee is free to leave the Company at any time and for any reason, with or without cause and with or without advance notice.

If any provision of this Agreement shall be held by a court or the arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. The parties' obligations under this Agreement shall survive the termination of Employee's employment with the Company and the expiration of this Agreement.

The Company and Employee understand and agree that this Arbitration Agreement contains a full and complete statement of any agreements and understandings regarding resolution of disputes between the parties, and the parties agree that this Arbitration Agreement supersedes all previous agreements, whether written or oral, express or implied, relating to the subjects covered in this agreement. The parties also agree that the terms of this Arbitration Agreement cannot be revoked or modified except in a written document signed by both Employee and an officer of the Company.

THE PARTIES ALSO UNDERSTAND AND AGREE THAT THIS AGREEMENT CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS AGREEMENT. THE PARTIES AGREE THAT NONE OF THOSE CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A JURY TRIAL.

THE PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH THEIR LEGAL COUNSEL AND HAVE AVAILED THEMSELVES OF THAT OPPORTUNITY TO THE EXTENT THEY WISH TO DO SO.
THECOMPANY
Jon S. Saxe, Chairman of the Board of Directors
Date

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Amendment
 to
Executive Employment Agreement

This Amendment to Executive Employment Agreement (the “Amendment”) is made and entered into as of May 9, 2011 and serves as a limited modification of Section II.A. of the Executive Employment Agreement  (the “Agreement”) entered into on April 28, 2010 by and between VistaGen Therapeutics, Inc. (the “Company”) and Shawn K. Singh, JD (the “Employee”).

Section II.A of the Agreement originally read:

Base Salary.  In consideration of the services to be rendered under this Agreement, beginning January 1, 2010, the Company shall pay Executive a salary at the rate of Three Hundred Forty-Seven Thousand Five Hundred Dollars ($347,500) per year (“Base Salary”).  The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice.  The first pay check delivered to Executive following the closing of the Company’s initial public offering of equity securities in either Canada or the United States, whichever shall occur first (the “IPO Closing”) shall be grossed up to cover the amount by which Executive’s pro-rated Base Salary since January 1, 2010 pursuant to this Agreement exceeds the salary actually received by the Executive since January 1, 2010. Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.

Section II.A. of the Agreement shall now be amended to read:

Base Salary.  In consideration of the services to be rendered under this Agreement, beginning January 1, 2010, the Company shall pay Executive a salary at the rate of Three Hundred Forty-Seven Thousand Five Hundred Dollars ($347,500) per year (“Base Salary”).  The Base Salary shall be paid in accordance with the Company’s regularly established payroll practice.  The first pay check delivered to Executive following the closing of a private equity financing resulting in gross proceeds to the Company totaling at least three million dollars ($3,000,000), including consideration paid by cancellation of indebtedness (other than cancellation of indebtedness of any convertible promissory notes that are convertible into equity securities of the Company by their terms) (the “Closing of the Qualified Financing”) shall be grossed up to cover the amount by which Executive’s pro-rated Base Salary since January 1, 2011 pursuant to this Agreement exceeds the salary actually received by the Executive since January 1, 2011.  Executive’s Base Salary will be reviewed from time to time in accordance with the established procedures of the Company for adjusting salaries for similarly situated employees and may be adjusted in the sole discretion of the Company.
Section II.C of the Agreement originally read:

Forgiveness of Note; Gross-Up Bonus.  Upon the IPO Closing, all principal and accrued interest owed by Executive pursuant to that certain Full Recourse Promissory Note, dated December 21, 2006, a copy of which is attached hereto as Exhibit B (the “Note”), shall be forgiven and cancelled by the Company. In addition, Executive shall receive a gross-up cash bonus in an amount equal to Executive’s entire federal and state income tax liability incurred as a result of the Company’s forgiveness and cancellation of the Note (the “Gross-Up Bonus”) and payment of the Gross-Up Bonus. The Gross-Up Bonus shall be paid at such time as the aggregate tax liability is determined by mutual agreement between the Company and Executive, but no later than 12 months from the IPO Closing. The Gross-Up Bonus shall not be regarded as an Incentive Bonus (as defined in Section II.D of this Agreement).

Section II.C of the Agreement shall now be amended to read:

Forgiveness of Note; Gross-Up Bonus.  Upon the Closing of a Qualified Financing, all principal and accrued interest owed by Executive pursuant to that certain Full Recourse Promissory Note, dated December 21, 2006, a copy of which is attached hereto as Exhibit B (the “Note”), shall be forgiven and cancelled by the Company. In addition, Executive shall receive a gross-up cash bonus in an amount equal to Executive’s entire federal and state income tax liability incurred as a result of the Company’s forgiveness and cancellation of the Note (the “Gross-Up Bonus”) and payment of the Gross-Up Bonus. The Gross-Up Bonus shall be paid at such time as the aggregate tax liability is determined by mutual agreement between the Company and Executive, but no later than 12 months from the Closing of a Qualified Financing. The Gross-Up

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Bonus shall not be regarded as an Incentive Bonus (as defined in Section II.D of this Agreement).

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement as of the date first set forth above.

VISTAGEN THERAPEUTICS, INC.

By:         __
      Jon S. Saxe                                                                                Shawn K. Singh, JD
     Chairman of the Board of Directors